Exhibit 16.2

[Letterhead of Nitin Mittal & Co., Chartered Accountants]

April 4, 2013

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated April 4, 2013 (the "Report"), of SPAR Group, Inc. ("SGRP"), and are in agreement with the statements contained in the paragraphs 1, 2, 3, 8 and 9 listed under “Change in Registrant’s Certifying Accountant” on page 2 of the Report as they pertain to Nitin Mittal and the Indian subsidiary of SGRP, SPAR Krognos Marketing Private Limited. We have no basis to agree or disagree with other statements of SGRP contained therein.

Very truly yours,

Nitin Mittal & Co

By: /s/ Nitin Mittal

Partner

M No. 098930

New Delhi, India

April 4, 2013